Exhibit 99.6

SECURITY AGREEMENT

THIS AGREEMENT is made as of the 17th day of December, 2018, by and between Richard Helland (“Borrower”) and JMB Realty Corporation (“JMB”), and joined in by Kaanapali Land, LLC, a Delaware limited liability company (“KLC”).

W I T N E S S E T H :

WHEREAS, Borrower is indebted to JMB pursuant to that certain Promissory Note, dated as of the date hereof, made by Borrower in favor of JMB, in the original principal amount of $180,000.00 (the “Note”); and,

WHEREAS, in order to secure the payment and performance by Borrower of his obligations under the Note, Borrower wishes to grant JMB a security interest in certain Collateral (as defined below).

NOW THEREFORE, in consideration and as a condition of the loan made by JMB as evidenced by the Note, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1.       Security for Note; Pledge of Limited Liability Interest. Borrower hereby agrees that, as security for the payment of all obligations of Borrower to JMB with respect to and under the Note, whether now or hereafter existing (collectively, the “Obligations”), JMB shall have, and Borrower hereby grants to and creates in favor of JMB, a security interest in, and pledges to JMB, all of Borrower’s right title and interest in and to Borrower’s limited liability company interest (the “Limited Liability Interest”) in KLC and all distributions and payments from time to time received on account of such Limited Liability Interest, whether in cash, securities, instruments or other property, and all proceeds from the sale or disposition of the Limited Liability Interest (all of the foregoing being collectively referred to herein as the “Collateral”). The Limited Liability Interest on the date hereof consists of 6,250 Common Shares of KLC.

2.       Control of the Limited Liability Interest by JMB; Joinder By Kaanapali. KLC hereby joins in this Agreement for the sole purpose of acknowledging the pledge and security interest in the Collateral in accordance with the terms hereof, and to take such further action as may be required under this Section 2. KLC shall also note the existence of JMB’s lien on the Limited Liability Interest in the appropriate books and records of KLC, including, without limitation, KLC’s Limited Liability Interest transfer records. KLC further agrees to execute and deliver such other documents or instruments as are reasonably requested by JMB to evidence or perfect JMB’s lien in the Limited Liability Interest. KLC agrees that, so long as the Obligations have not been satisfied in full, Borrower’s Limited Liability Interest in KLC shall be deemed to be a “security” solely for the purposes relating to the granting and perfection of security interests in uncertificated securities set forth in and subject to Articles 8 and 9 of the Uniform Commercial Code of the jurisdiction governing the granting and perfection of such security interests. Upon the satisfaction in full of the Obligations, JMB agrees to execute and deliver such documents or instruments as are reasonably requested by Borrower or KLC to evidence the release of JMB’s lien on the Limited Liability Interest. In the event of the release of such lien by JMB, KLC’s duties under this Agreement shall terminate. Upon and after any default by Borrower under the Note, which default is not cured by Borrower within 15 days after written notice from JMB thereof, and while such default remains uncured, JMB shall have the absolute and unconditional right, without any rights in Borrower whatsoever, to immediately realize on its security interest in the Collateral, with or without notice to Borrower, by directing KLC in writing to effect the transfer of the Limited Liability Interest to JMB or its designee. In the event KLC receives such written direction from JMB, KLC shall promptly without and unconditionally reissue the Limited Liability Interest in such manner as JMB shall have directed. In addition, until such time as JMB notifies KLC that this Note has been paid in full, KLC shall pay any distributions made on account of the Limited Liability Interest directly to JMB on behalf of Borrower as a prepayment as required under paragraph 2 of the Note and Section 3 below. JMB hereby accepts the pledge of the Limited Liability Interest by Borrower and agrees that such pledge shall be subject to the applicable provisions of the Limited Liability Company Agreement of Kaanapali Land, LLC (as amended, the “Limited Liability Agreement”), including, without limitation, the provisions thereof concerning the admission of new unit holders to KLC.

3.       Rights of Borrower in Collateral If No Default is Outstanding. So long as there exists no default hereunder or under the Note, Borrower shall be entitled to exercise any and all voting rights pertaining to the Collateral for any purpose not inconsistent with the terms of this Agreement, the Note or the Limited Liability Agreement; provided, however, that all net proceeds of the Collateral shall paid to JMB to the extent required under paragraph 2 of the Note. Notwithstanding the foregoing, the Borrower shall have no right to pledge, encumber or otherwise create any lien rights or security interests in the Collateral for the benefit of any third parties and any such pledges, encumbrances, liens or security interests shall be void and without any force or effect. Any Transfer (as defined in the Limited Liability Agreement) of the Limited Liability Interest or any interest therein that is permitted hereunder and under the terms of the Limited Liability Agreement, shall be subject to the terms of this Agreement and the security interest granted hereby, whether or not any written instrument of transfer expressly states that such Transfer is made subject hereto.

4.       Further Assurances. Borrower agrees that at any time and from time to time Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that JMB may reasonably request, in order to further perfect and protect any security interest or pledge granted or purported to be granted by Borrower herein or to enable JMB to exercise and enforce its rights and remedies hereunder.

5.       Disposition of Collateral.

(a)       To the fullest extent permitted by applicable law, Borrower hereby waives the right to object to the manner or sufficiency of advertising or solicitation of bids in connection with any sales or other disposition of the Collateral. Any sale by JMB not effected by directing transfer of the Limited Liability Interest under Section 2 above may be made at any broker’s board or public or private sale for cash or credit, and for present or future delivery. At any such disposition of Collateral, JMB may, to the extent permissible under applicable law, purchase the whole or any part of any Collateral sold, or may sell or dispose of the Collateral to any other person, free from any and all claims of Borrower or of any other person claiming by, through, or under Borrower.

(b)       If any notification of intended disposition of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least ten days before such disposition, postage prepaid, at the address appearing on the record books of JMB, or to such other address as Borrower may designate to the Secretary of JMB.

(c)       Borrower hereby agrees to pay any and all expenses incurred by JMB in retaking, holding, preparing for sale, selling and the like with regard to the Collateral, including, without limitation, attorneys’ fees incurred by JMB in connection therewith. Any proceeds of any Collateral, or of the disposition by JMB of any of the Collateral, may be applied by JMB to the payment of expenses in connection with the Collateral, including attorneys’ fees and legal expenses, and any balance of such proceeds may be applied by JMB toward the payment of such of the Obligations, and in such order of application, as JMB may from time to time elect.

6.       Termination. This Agreement shall continue in full force and effect until, and shall terminate and be of no further force or effect as of, the date upon which the Note is satisfied in full and canceled. Notwithstanding the termination of this Agreement, the Limited Liability Agreement shall continue in full force and effect in accordance with its terms.

7.       Exclusivity of Remedies. No right or remedy conferred herein is intended to be exclusive of any other right or remedy, but every such right or remedy shall be cumulative and shall be in addition to every other right or remedy herein conferred, or conferred upon JMB by any other agreement or instrument or security, or now or hereafter existing at law or in equity or by statute.

8.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall, if possible, be reformed to the extent necessary to conform with applicable law or shall be ineffective to the extent or such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.       Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws (and not the laws of conflict) of the State of Illinois, without regard to the state of residence or domicile of Borrower.

10.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

11.       Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Assignor, the Assignee, and their respective legal representatives, heirs, administrators, executors, successors and assigns. No person or entity shall in any respect be deemed to be a third party beneficiary with respect to this Agreement.

12.       Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

13.       Complete Agreement. This Agreement, together with the Note and the other documents specifically referenced herein, embodies the complete agreement and understanding between JMB and Borrower with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to such subject matter in any way.

14.       Amendment. No amendment or waiver of any provision of this Agreement or consent to any departure by Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by JMB.

15.       Non-recourse. Notwithstanding anything in this Agreement to the contrary, Borrower shall have no personal liability whatsoever under this Agreement, except to the extent that Borrower commits fraud concerning, or otherwise encumbers or disposes of the Collateral, or any portion thereof, in violation of the terms of this Agreement (in which case, JMB shall be entitled to pursue a claim for damages on account thereof, plus reasonable attorneys’ fees and court costs in the pursuit and collection thereof. In the event of any other default hereunder or under the terms of the Note, JMB’s sole recourse shall be to the Collateral for the satisfaction of any judgment against, or liability of, Borrower hereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

JMB:

JMB REALTY CORPORATION,

a Delaware corporation

By: /s/ Gary Nickele

Its: Executive Vice President

BORROWER:

/s/ Richard Helland

RICHARD HELLAND

Joinder for purposes of Section 2:

KAANAPALI LAND, LLC,

a Delaware limited liability company

By: /s/ Gary Nickele

Its:  President

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